Exhibit 99.1

SCBT Financial Corporation Announces Final Results of Elections for Merger Consideration

Columbia, S.C., December 14, 2007 – As previously announced, SCBT Financial Corporation (SCBT) completed its acquisition of TSB Financial Corporation (TSB) on November 30, 2007.  SCBT today announced final results for the elections made by TSB shareholders regarding the form of merger consideration they will receive in the merger.  Pursuant to the terms of the merger agreement, TSB shareholders were entitled to receive either .993 shares of SCBT common stock or $35.00 in cash per share or some allocation of the two.  The number of shares of TSB common stock which can be exchanged for SCBT common stock is 945,994 TSB shares.  The election deadline expired at 5:00 p.m., EST, December 7, 2007.

The exchange agent for the transaction, Computershare Shareholders Services, Inc., has calculated that of the 1,162,018 shares of TSB common stock outstanding as of the effective time of the merger:

•	492,458 of the outstanding TSB shares, or 42.4%, have submitted valid elections to receive SCBT common shares;
•	393,485 of the outstanding TSB shares, or 33.8% have submitted valid elections to receive cash; and
•	276,075 of the outstanding TSB shares or 23.8% did not submit valid elections.

Based on the election results and the terms of merger agreement:

•	TSB shareholders who elected to receive stock consideration will receive SCBT common shares entirely;
•	TSB shareholders who elected to receive cash will receive an allocation of cash and stock. Those shareholders will receive approximately 54.9% in cash and 45.1% in SCBT shares;
•	TSB shareholders who failed to submit a valid election will receive SCBT shares with respect to all of their TSB shares.

SCBT will pay approximately $9.9 million in cash and issue 939,372 common shares pursuant to the merger.  In addition, no fractional SCBT shares will be issued.  Instead, all fractional shares will receive an amount in cash based upon $32.44 per common share, pursuant to the terms of the merger agreement.

SCBT Financial Corporation

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company will has three subsidiary banks which are South Carolina Bank and Trust, National Association, the fourth largest bank headquartered in South Carolina, and South Carolina Bank and Trust of the Piedmont, National Association and The Scottish Bank, National Association.  Providing financial services for our customers for over 74 years, SCBT Financial Corporation operates 50 financial centers in 16 South Carolina counties and Mecklenburg County of North Carolina and has assets of approximately $2.5 billion upon consummation of the acquisition.  More information can be found at www.SCBTonline.com.

CONTACT:	SCBT Financial Corporation
Robert R. Hill, Jr.
John C. Pollok
Richard C. Mathis
803-765-4629